Exhibit 99.1

Pharmacyclics Achieves $7 Million Development Milestone for HDAC Inhibitor, PCI-24781 / S 78454 with Servier

SUNNYVALE, Calif., April 26, 2011 -- Pharmacyclics, Inc. (Nasdaq:PCYC) announced today that it has received a $7 million milestone payment for its histone deacetylase (HDAC) inhibitor, PCI-24781 / S 78454 from Les Laboratoires Servier ("Servier") based on an ex-US collaboration agreement signed in April of 2009.  Over the past two years Servier has engaged in several exploratory Phase I/II trials in solid tumors and hematologic malignancies.  Servier is now focused on its Phase II programs to enable the registration pathway for PCI-24781 / S 78454.

"Five phase I and I/II trials are ongoing in Europe in lymphomas and solid tumors. The first results are very encouraging in terms of clinical activity and safety profile and we plan to start soon new combination trials," said Stephane Depil MD, PhD, Director of Oncology Research and Development Unit at Servier.

"Servier is delighted to work with Pharmacyclics under this partnership," said Emmanuel Canet MD, PhD, Servier's President, Research and Development. "The molecule PCI-24781 / S 78454 has performed well in a variety of early stage trials and exceeds our expectations. We plan to further expand the clinical development of PCI-27481 / S 78454."

Mr. Robert Duggan, Pharmacyclics CEO & Chairman, added, "we are very pleased with the progress of PCI-24781 / S 78454 and the alliance with Servier. We are looking forward to work closely with our partner to advance this molecule to the market."

About HDAC Inhibitor, PCI-24781 / S 78454 is an orally-bioavailable histone deacetylase (HDAC) inhibitor that is currently in multiple clinical trials in the United States and the European Union.  The US trials include a Phase II trial in patients with recurrent lymphomas and a Phase I/II trial in sarcoma patients (in combination with doxorubicin, an anti tumor agent). Histone deacetylases are cellular enzymes whose functions include turning gene expression off and on. PCI-24781 / S 78454 targets HDAC enzymes and inhibits their function. This molecule impacts the cell by multiple mechanisms including a re-expression of tumor suppressors, disruption of DNA repair mechanisms, cell cycle inhibition and by generating an increase in reactive oxygen species, all of which may contribute to tumor cell toxicity. Previous clinical trials have demonstrated that our HDAC Inhibitor PCI-24781 / S 78454 has favorable systemic elimination properties when dosed orally, and inhibits the target enzymes. Clinical response or control of tumor growth has been recorded in the three single-agent clinical trials to date.

About Servier

Servier is the leading independent French pharmaceutical company, established in 1954 by its founder, Jacques Servier, MD, PharmD. The group is established in 140 countries and 88% of Servier products are prescribed outside of France. Servier's main therapeutic products are used to treat diabetes, cardiovascular disease, CNS disorders, oncology and rheumatology. Sales turnover in 2010 reached about 3.7 billion euros. More than 25% of Servier's revenue is invested in Research & Development (R&D). Servier has 20,000 employees worldwide, including nearly 3,000 in R&D (More information is available at: www.servier.com).

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has four product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

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